Exhibit 99.1

NEWS RELEASE

Contact: Jim Ogilvie, 800-874-6251 or 801-568-7000
Dynatronics Announces Agreement to Acquire
Bird & Cronin, Inc.

Dynatronics Strengthens Position in Rehabilitation,
Sports Medicine and Athletic Training, and Physical Therapy Markets

COTTONWOOD HEIGHTS, UT (September 27, 2017) – Dynatronics Corporation (NASDAQ: DYNT), today announced it has agreed to acquire substantially all of the assets of Bird & Cronin, Inc., a Minneapolis-based manufacturer of orthopedic soft goods and specialty patient care products.  Bird & Cronin will be operated following closing of the purchase as a wholly-owned subsidiary of Dynatronics.
The purchase price is approximately $14.5 million, payable in cash and stock of Dynatronics, with an additional $1.0 million contingent payment payable 24 months following the closing based on post-closing revenues of the Bird & Cronin operating unit.  The purchase price will be paid at closing by delivery of cash totaling $9.1 million and the issuance of $3.6 million in shares of Dynatronics Series D Preferred Stock. Dynatronics will also pay the seller between $0.5 million and $1.5 million in cash on the second anniversary of the closing based on a predetermined formula.  Approximately $900,000 in cash and $400,000 in stock will be subject to a holdback, with 50% of the holdback released one year from the closing date and the other 50% approximately two years from the closing date.
The Series D Preferred Stock will be converted automatically to Dynatronics common stock upon approval of the shareholders of Dynatronics at the upcoming 2017 Annual Meeting of Shareholders, expected to be held before the end of the calendar year.  The Series D Preferred Stock is non-voting stock, has an annual dividend rate of 6%, payable in cash.  Additionally, the Company granted the holders of the Series D Preferred Stock certain registration rights in connection with the common stock underlying conversion of the Series D Preferred Stock.  The acquisition transaction is subject to customary closing conditions and is expected to close in October 2017.
Bird & Cronin designs, manufactures, and distributes orthopedic soft goods and specialty patient care products which complement Dynatronics' existing suite of rehabilitation products.  The acquisition will add to Dynatronics strong, long-standing relationships with hospitals, orthopedic specialists, universities, research facilities, and other customers across the medical rehabilitation continuum of care, developed during the 45 years of Bird & Cronin's operation as a closely held business.
Bird & Cronin recorded revenues for the twelve months ended September 30, 2016 of approximately $23.2 million, with gross margin of approximately 36.0%, and operating income of approximately $2.1 million.  Adjusted EBITDA during the twelve months ended September 30, 2016 was $2.3 million.
On a pro forma combined basis, sales for Dynatronics and Bird & Cronin for the twelve month period ended June 30, 2017 totaled approximately $60.0 million, with Bird & Cronin products accounting for approximately 40% of combined revenues.  Results also include the results of Hausmann Industries, acquired by Dynatronics in April 2017, which was consolidated for one fiscal (the Company's fourth) quarter.
"We are delighted to welcome the Bird & Cronin organization, distributors and customers to Dynatronics," said Kelvyn Cullimore, Jr., Chairman and Chief Executive Officer of Dynatronics.  "Through this combination, we will be able to provide a broader array of solutions to our customer base.  Bird & Cronin is an excellent strategic fit for Dynatronics, as it brings a financially attractive company with products complementary to those we manufacture.  With our broad distribution platform, we have the opportunity to expand Bird & Cronin's products into the physical therapy private practice, athletic training, and chiropractic markets.  We have a deep respect for the Cronin family and the reputation they have built over their 45-year history.  We look forward to welcoming Mike Cronin and Jason Anderson, and other Bird & Cronin employees to the Dynatronics family."  Messrs. Cronin and Anderson will serve as Co-Presidents of the operating subsidiary after the closing of the acquisition, positions they occupied prior to the transaction.

"We are very excited to become part of Dynatronics," said Mike Cronin, Co-President of Bird & Cronin.  "Bird & Cronin has been a family owned and operated company for over four decades and there is a strong cultural fit with Dynatronics.  The combined businesses will provide more opportunities for our employees, and we believe the combination has the scale to fuel future growth in our many markets.  Jason and I look forward to continuing to lead Bird & Cronin as Co-Presidents of this newly-formed division."
The combination of Bird & Cronin and Dynatronics is expected to bring numerous benefits to the combined entity, including:
•	Gross margin and adjusted EBITDA margin accretion
•	Opportunities to expand Bird & Cronin products into private practice physical therapy, athletic training, and chiropractic markets
•	Access to a strong management team with desire to continue in the combined business
Dynatronics expects the combined entity to be cash flow positive following the acquisition and anticipates that there may be cost synergies from the combination of the two businesses over time.  The Company plans to reinvest any such synergies into the combined business.  Dynatronics also expects certain one-time costs from the integration.
Dynatronics will fund the cash portion of the purchase price of the acquisition of Bird & Cronin through borrowings under its existing asset-based lending facility, as amended, and through the offer and sale of the Company's Series C Preferred Stock in a private placement for gross proceeds of approximately $7.0 million. Investors in the private placement include a group of investors led by Prettybrook Partners LLC and its affiliates, as well as holders of Dynatronics' Series A and Series B convertible preferred stock, and other institutional investors.  Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc., is acting as the sole placement agent for the private placement.
The Series C Preferred Stock is non-voting and convertible into common stock of Dynatronics.  The purchase price of the Series C Preferred Stock was $2.50 per share and investors also received warrants to purchase the shares of the Company's common stock totaling 50% of the amount of common stock conversion shares underlying the Series C Preferred Stock, exercisable for six years at $2.75 per share.  The Series C Preferred Stock has an annual dividend rate of 6%, payable in cash.  The Series C Preferred Stock will convert automatically on a share-for-share basis into common stock of Dynatronics immediately upon shareholder approval, expected at the Annual Meeting of Shareholders scheduled to be held before the end of the calendar year.  In the alternative, certain Series C Preferred Stockholders, whose beneficial ownership of Company common stock would exceed certain thresholds, may decline the automatic conversion in favor of retaining the Series C Preferred Stock without the dividend, liquidation preference, and redemption rights, and subject to the beneficial ownership conversion limitations.  Additionally, the Company granted the investors certain registration rights in connection with the common stock underlying conversion of the Series C Preferred Stock and exercise of the warrants.
The bank financing and the private placement financing providing funds to be used for the acquisition of Bird & Cronin will close on or before the closing date of the acquisition.
Certain Operational and Financial Performance Measures:
This press release includes information relating to adjusted EBITDA which is a financial measure that has not been prepared in accordance with GAAP.  We define EBITDA as net income (loss) adjusted to exclude depreciation and amortization, interest income or expense, other income or expense, and provision (benefit) for income taxes.  Adjusted EBITDA includes adjustments for excess executive compensation, transaction costs, and negotiated lease payments.

About Dynatronics
Dynatronics manufactures, markets, and distributes advanced-technology medical devices, treatment tables, rehabilitation equipment, orthopedic soft goods and supplies for the physical therapy, athletic training, sports medicine, chiropractic and related physical medicine markets.  More information is available at www.dynatronics.com.
About Bird & Cronin
Bird & Cronin manufactures, designs and distributes a full range of orthopedic soft goods and specialty patient care products to hospitals, orthopedic specialists, universities, research facilities, and other customers across the medical universe.  More information is available at www.birdcronin.com.
Cautionary Note on Forward-Looking Statements
Statements contained in this release which are not purely historical, including, without limitation, statements regarding anticipated revenues, earnings or other financial items and assumptions underlying any of the foregoing, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Dynatronics' Annual Report on Form 10-K for the year ended June 30, 2017.  Those statements include references to the Company's expectations and similar statements.  The development and sale of the Company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the Company's products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the Company's SEC reports.  All subsequent forward-looking statements attributable to Dynatronics or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  Actual results will likely differ, and may differ materially, from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Dynatronics assumes no obligation to update or disclose revisions to those estimates.